Exhibit 3.1(b)
INVESCO AGENCY SECURITIES INC.
ARTICLES OF AMENDMENT
     Invesco Agency Securities Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Article Second of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:
Invesco Mortgage Capital Inc.
     SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.
     THIRD: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer and attested by its Secretary this 7th day of May, 2009.

ATTEST:	INVESCO AGENCY SECURITIES INC.

/s/ Robert H. Rigsby	By:	/s/ Richard J. King

Robert H. Rigsby		Richard J. King
Secretary		President and Chief Executive Officer